Exhibit 4.2

VITAE PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

OCTOBER 2, 2007

i

SCHEDULE A	Investors
SCHEDULE B	Common Holders

ii

VITAE PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 2 day of October, 2007, by and among Vitae Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and the holders of Common Stock listed on Schedule B hereto, each of which is herein referred to as a “Common Holder.”

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A-2 Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Series A-2 Preferred Stock”) and/or shares of the Company’s Series B Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Series B Preferred Stock”) and/or shares of the Company’s Series C Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Series C Preferred Stock”) and possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of June 15, 2005 by and among the Company, certain holders of Common Stock and certain of such Existing Investors, as amended (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of more than two-thirds of the Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, the Existing Investors and the Common Holders, as holders of more than two-thirds of the Registrable Securities (as such term is defined in the Prior Agreement) of the Company, desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (as may be amended from time to time, the “Series D Agreement”), which provides that as a condition to the closing of the issuance of shares of Series D Preferred Stock of the Company (the “Series D Preferred Stock”) thereunder, this Agreement must be executed and delivered by such Investors, Existing Investors and Common Holders holding more than two-thirds of the Registrable Securities (as such term is defined in the Prior Agreement) of the Company, and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors and Common Holders hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1.           Registration Rights. The Company covenants and agrees as follows:

1.1          Definitions. For purposes of this Section 1:

(a)                            The term “Act” means the Securities Act of 1933, as amended.

(b)                            The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c)                             The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(d)                            The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(e)                             The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f)                             The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)                             The term “Preferred Stock” means the Company’s Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(h)                            The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock of the Company, (ii) the shares of Common Stock held by the Common Holders (provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.13 and 3.7), (iii) the shares of Common Stock issuable or issued upon conversion of the Warrant Shares (provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purpose of Section 1.2), (iv) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock issuable pursuant to that certain warrant issued to Lighthouse Capital Partners V, L.P. on or about March 30, 2005 (the “Lighthouse Warrant”), and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (iii) and (iv) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not specifically assigned in writing. The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(i)                                The term “SEC” means the Securities and Exchange Commission.

(j)                               The term “Warrant Shares” means the shares of the Company’s Preferred Stock actually issued upon exercise of the warrant issued to Silicon Valley Bank on or about November 20, 2002 or the shares of the Company’s Preferred Stock actually issued upon exercise of the warrant issued to Silicon Valley Bank on or about July 10, 2006.

1.2                               Request for Registration.

(a)                       Subject to the conditions of this Section 1.2, if the Company shall receive at any time six (6) months after the effective date of the Initial Offering, a written request from the Holders of at least two-thirds of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b)                       If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwritten public offering, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten public offering and the inclusion of such Holder’s Registrable Securities in the underwritten public offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwritten public offering shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwritten public offering shall be withdrawn from the registration.

(c)                        The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)                                     in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii)                        after the Company has effected one (1) registration pursuant to this Section 1.2, and such registration has been declared or ordered effective; or

(iii)                     during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv)                    if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v)                       if the Company furnishes to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

1.3                          Company Registration.

(a)                            If the Company, at its discretion, proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction listed in Rule 145(a) of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)                            Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)                             Underwriting Requirements. In connection with any underwritten public offering of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of a Holder’s securities in such offering unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders and any other stockholders according to the total amount of securities entitled to be included therein owned by each selling Holder or other stockholder or in such other proportions as shall mutually be agreed to by such selling Holders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single. “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4                          Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty-five percent (25%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3, and any related qualification or compliance, with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)                            promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                            use all reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated’ to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i)                                     if Form S-3 is not available for such offering by the Holders;

(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii)                               if the Company furnishes to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

(iv)                              if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5                               Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act,

and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)                                   notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)                                  cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6                               Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself; the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7                               Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $35,000 shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders holding at least a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were requested to be included in the withdrawn registration by each such Holder), unless, in the case of a registration requested under Section 1.2, the Holders holding at least a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8                               Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9                               Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (a “Holder Indemnitee”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder Indemnitee for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however; that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to a Holder Indemnitee for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder Indemnitee; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder Indemnitee, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder Indemnitee, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party. (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)                                 If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that such contribution shall not exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10                        Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Offering;

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC as the Holder may reasonably request, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11                        Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, affiliate, partner, member, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like); provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12                        “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.12 shall apply only to the Company’s Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.13                        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding more than two-thirds of the Registrable Securities, enter, into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 13 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.14                        Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering or (ii) as to any Holder, such earlier time at which such Holder (A) is able to sell all Registrable Securities held by it pursuant to Rule 144(k) promulgated under the Act or (B) together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144, holds less than 1% of the outstanding voting stock of the Company and is otherwise able to sell all Registrable Securities held by it pursuant to Rule 144 promulgated under the Act.

2.                                      Covenants of the Company.

2.1                               Delivery of Financial Statements. The Company shall deliver the materials set forth in subsections (a) through (f) of this Section 2.1 to each Major Investor. For purposes hereof, “Major Investor” shall mean an Investor that holds at least 1,000,000 shares of Preferred Stock (and/or Common Stock issued upon conversion thereof) (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like); provided, however, that each of SmithKline Beecham Corporation and its assigns and transferees (collectively, “SKB”) and Boehringer Ingelheim International GmbH and its assigns and transferees (collectively, “BI” and together with SKB, each an “Industry Investor”) shall be a “Major Investor” solely for purposes of Sections 2.1(a), 2.1(b), 2.1(c), 2.1(e), 2.3 and 2.4.

(a)                                 as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)                                  within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d)                                 as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e)                                  with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with

GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f)                                   such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee thereof may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2                               Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3                               Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Major Investors and be of no further force or effect when the sale of securities pursuant to the Company’s Initial Offering is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4                               Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor, a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a Major Investor shall mean any Major Investor or transferee thereof that is also a Major Investor immediately following such transfer. For purposes of this Section 2.4, “Major Investor” includes any partners, members and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions, as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

(a)                                 The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b)                                 By written notification received by the Company, within ten (10) calendar days after receipt of the Notice, the Major Investors may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Holder”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Holder may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Fully-Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Holders who wish to purchase some of the unsubscribed shares.

(c)                                  If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)                                 The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance of shares of Series D Preferred Stock pursuant to the Series D Agreement, (ii) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services; (iii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, (iv) the issuance of securities as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (v) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (vi) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (vii) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes and provided that any such issuance is approved by the Company’s Board of Directors, including at least one of the VC Preferred Directors (as defined below).

(e)                                  Major Investors may assign all or any part of their rights under this Section 2.4 to persons or entities approved by the Board.

(f)                                   (i)                                     Each Industry Investor hereby agrees that unless specifically invited in writing by the Company to do so, none of the Industry Investors or any of their Affiliates will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly: (A) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in: (1) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (2) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (3) any recapitalization, restructuring, liquidation, dissolution, sale of assets or other extraordinary transaction with respect to the Company; or (4) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or consents to vote any voting securities of the Company; (B) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company; (C) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (D) take any action which might reasonably force the Company to make a public announcement regarding any of the types of matters set forth in (A) above; or (E) enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing. Each Industry Investor also agrees not to request that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this subsection 2.4(f) (including without limitation this sentence) or the proviso in the last clause of Section 2.12. SKB represents and warrants that, except for shares of Series C Preferred Stock of the Company purchased by SKB pursuant to that certain Series C Preferred Stock Purchase Agreement dated June 15, 2005 by and among the Company and certain stockholders of the Company, neither SKB nor any of its Affiliates owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any such voting securities. BI represents and warrants that, except for shares of Series D Preferred Stock of the Company purchased by BI pursuant to the Series D Agreement, neither BI nor any of its Affiliates owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any such voting securities.

(ii)                                  Nothing in this subsection 2.4(f) shall prohibit (A) an Industry Investor or its Affiliates from purchasing additional equity securities of the Company if after such purchase such Industry Investor and its Affiliates would own no greater percent of the total voting power of all voting securities of the Company then outstanding than such Industry Investor and its Affiliates own on the date hereof; (B) an Industry Investor or its Affiliates from acquiring securities of the Company issued in connection with stock splits or recapitalizations or on exercise of pre-emptive rights or rights of first offer afforded to Company stockholders generally or under this Agreement or the Amended and Restated Certificate of Incorporation of the Company; (C) an Industry Investor or its Affiliates or any of its or their respective directors, officers and employees from purchasing securities of the Company pursuant to (I) a pension plan established for the benefit of such employees, (II) any employee benefit plan of such Industry Investor or its Affiliates, (ill) any stock portfolios not controlled by such Industry Investor or any of its Affiliates that invest in the Company among other companies; (D) personal investment by any director or officer of such Industry Investor or its Affiliates in securities of the Company unless such director or officer is with such Industry Investor or its Affiliates part of a “group” (as defined under the Securities Exchange  Act of 1934, as amended) for purposes of subsection 2.4(f)(i); (E) an Industry Investor or its Affiliates from acquiring securities of another company that beneficially owns any securities of the Company; provided, however, that the fair market value of the securities of the Company (as determined in good faith by the Board of Directors of the Company within five (5) business days prior to the closing of any such acquisition) beneficially owned by such company and its Affiliates shall not exceed, in the aggregate, five percent (5%) of the combined fair market value of the assets of such company and Affiliates set forth on the financial statements thereof; (F) an Industry Investor or its Affiliates from acquiring equity securities of the Company without any limitation following initiation by a third party of an unsolicited offer to purchase twenty percent (20%) or more of any class or series of the Company’s publicly traded voting securities (a “Hostile Tender Offer”); provided that the exception provided by this subsection 2.4(f)(ii)(F) shall be limited to the classes or series of the Company’s securities that are the subject of the Hostile Tender Offer or (G) an Industry Investor or its Affiliates from tendering or selling any securities of the Company, or voting any securities of the Company, in its sole discretion, in connection with any tender or exchange offer, merger, consolidation or other business combination, or solicitation of proxies, following initiation by a third party of any such action without involvement by the Industry Investor which would violate the provisions of subsection 2.4(f)(i).

(iii)                               For purposes of this subsection 2.4(f), “Affiliate” shall mean any natural person or corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other entity that directly or indirectly, controls, is controlled by or is under common control with an Industry Investor. For purposes of the foregoing sentence, the term “control” means having decision making authority as to such natural person or entity, through ownership of equity, membership interests or contract. Such control will be presumed to exist where any such natural person or entity owns more than fifty percent (50%) of the voting power (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) with respect to determination of composition of the board of directors or other body entitled to direct the affairs of affiliated entity; provided, however, the absence of any or all of the aforementioned circumstances shall not necessarily be deemed an absence of control.

2.5                          Board of Directors.

(a)                            All Holders who hold Preferred Stock agree to take, at any time and from time to time, all action necessary (including, without limitation, voting the shares of Preferred Stock held by them (or as to which they have voting power)) (either at a meeting of the shareholders of the Company or by executing a consent in lieu thereof) such that five (5) of the directors elected solely by the holders of Preferred Stock (the “VC Preferred Directors”) shall include at all times (i) for so long as Prospect Venture Partners or any of its affiliates holds shares of Preferred Stock, two (2) members designated by Prospect Venture Partners and its affiliates, (ii) for so long as Venrock Associates or any of its affiliates holds shares of Preferred Stock, one (1) member designated by Venrock Associates and its affiliates, (iii) for so long as New Enterprise Associates or any of its affiliates holds shares of Preferred Stock, one (1) member designated by New Enterprise Associates and its affiliates and (iv) for so long as Atlas Venture Fund VI, L.P. or any of its affiliates holds shares of Preferred Stock, one (1) member designated by Atlas Venture Fund VI, L.P. and its affiliates.

(b)                            Until Allergen Inc., a Delaware corporation (“Allergen”), together with its affiliates, holds less than four and one-half percent (4.5%) of the total number of outstanding shares of Common Stock of the Company (calculated on an as converted basis), Allergen, through its designee (the “Allergen Board Observer”) shall, in its sole discretion, have the right to attend all meetings, including, without limitation, telephonic meetings, of the Company’s Board of Directors in a nonvoting capacity and, in such respect, the Company shall provide to the Allergen Board Observer copies of all notices, minutes, consents (in cases where the Company’s Board of Directors proposes to act without a meeting) and other materials in any form whatsoever that the Company provides to the Company’s Board of Directors; provided, however, that the Allergen Board Observer shall hold in confidence all information so provided. Notwithstanding the foregoing, the Company may withhold information provided to the Company’s Board of Directors from the Allergen Board Observer and may exclude the Allergen Board Observer from any meeting of the Company’s Board of Directors (or any portion thereof) if access to such information or attendance at such meeting would: (i) in the opinion of counsel to the Company, adversely affect the attorney-client privilege, but only to the extent of such adverse effect, or (ii) in exceptional circumstances, upon a majority vote by the directors present where the Company’s Board of Directors elects to meet in closed session and all other observers are also excluded (other than counsel to the Company), result in the disclosure of certain highly confidential information that is of a nature not regularly discussed in meetings of the Company’s Board of Directors, but only to the extent such information is disclosed.

(c)                             During such time as any Investor shall be entitled to designate a director pursuant to Section 2.5(a) above, all Holders who hold Preferred Stock agree to take, at any time and from time to time, all action necessary (including, without limitation, voting the shares of Preferred Stock held by them (or as to which they have voting power)), either at a meeting of the shareholders of the Company or by executing a consent in lieu thereof, to ensure that the authorized number of directors of the Company to be elected by the holders of Preferred Stock is sufficient to enable the election of the directors in compliance with Section 2.5(a) above.

(d)                            All Holders who hold Common Stock agree to take, at any time and from time to time, all action necessary (including, without limitation, voting the shares of Common Stock held by them (or as to which they have voting power)) (either at a meeting of the shareholders of the Company or by executing a consent in lieu thereof) such that the director elected solely by the holders of Common Stock (the “Common Director” and together with the VC Preferred Directors, the “Nominated Directors”) shall include at all times the person then serving as Chief Executive Officer of the Company or, if there is no Chief Executive Officer, the person then serving as President of the Company.

(e)                             All Holders agree to take, at any time and from time to time, all action necessary (including, without limitation, voting the shares of Common Stock and/or Preferred Stock held by them (or as to which they have voting power) either at a meeting of the stockholders of the Company or by executing a consent in lieu thereof) such that the directors elected by the holders of Common Stock and Preferred Stock (voting together as a single class and series, and on an as-converted basis) shall include at the request of the Board of Directors, any additional members designated by the consent of at least two-thirds of the Nominated Directors.

(f)                              Should the provisions of this Section 2.5 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section 2.5 by any party, that this Section 2.5 shall be specifically enforceable and that any breach or threatened breach of this Section 2.5 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(g)                             The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company.

(h)                            Upon election or appointment, each member of the Board of Directors of the Company shall execute an Indemnification Agreement in form and substance reasonably satisfactory to such director and the Company.

2.6                          Required Notices.

(a)                            In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (which shall be deemed to be occasioned by, or to include (unless the holders of more than a majority of the Company’s Preferred Stock then outstanding (voting together as a single class on an as-converted basis, and not as separate series) shall determine otherwise), (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; or (B) a sale of all or substantially all of the assets of the Company), the Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing, of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Article IV(B)2 of the Company’s Amended and Restated Certificate of Incorporation, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent more than a majority of the voting power of all then outstanding shares of such Preferred Stock.

(b)                            In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

2.7                          Key Person Insurance. Upon request of the VC. Preferred Directors, the Company shall obtain and maintain in effect “key person” life insurance policies, payable to the Company on the lives of such persons and in such amounts as such director(s) shall request. As of the date hereof, the Company has no knowledge of any employee of the Company that is ineligible for such “key person” life insurance.

2.8                          Approval of Certain Issuances. Without the consent of the VC Preferred Directors, the Company will not:

(a)                            Issue any shares of Series D Preferred Stock or any securities convertible into or exchangeable for Series D Preferred Stock other than pursuant to the Series D Agreement;

(b)                            Issue any shares of Series C Preferred Stock or any securities convertible into or exchangeable for Series C Preferred Stock other than pursuant to the exercise of securities outstanding as of the date hereof that are convertible into or exchangeable for Series C Preferred Stock;

(c)                             Issue any shares of Series B Preferred Stock or any securities convertible into or exchangeable for Series B Preferred Stock other than pursuant to the exercise of securities outstanding as of the date hereof that are convertible into or exchangeable for Series B Preferred Stock; or

(d)                            Adopt a stock option plan or restricted stock plan or increase the authorized number of shares to be issued under a stock option plan or restricted stock plan.

2.9                          Real Property Holding Company. The Company shall provide prompt notice to New Enterprise Associates 10, Limited Partnership (“NEA 10”) following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by NEA 10, the Company shall provide NEA 10 with a written statement informing NEA 10 whether NEA 10’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to NEA 10 shall be delivered to NEA 10 within 10 days of NEA 10’s written request therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

2.10                   Tax Disclosure. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this and any other such agreements (“Transaction”), shall not apply to the federal tax treatment or federal tax structure of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Transaction and all materials of any kind (including opinions or other tax analysis) that are provided to any party hereto relating to such tax treatment and tax structure. The preceding sentence is intended to cause the Transaction not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provisions) of the Treasury Regulations issued under the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

2.11                   Confidentiality. Each Investor agrees to use, and to use commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being proprietary or confidential except such information that (i) was in the public domain prior to the time it was furnished to such Investor, (ii) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (iii) was in its possession or known by such Investor without restriction prior to receipt from the Company, (iv) was rightfully disclosed to such Investor by a third party without restriction or (v) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, nothing contained herein shall prevent any Investor from (y) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor does not disclose any proprietary or confidential information of the Company in connection with such activities, or (z) making any disclosures required by law, rule, regulation or court or other governmental order. In the event of any conflict or inconsistency between the provisions of this Section 2.11 and any provision of the BI Collaboration Agreement (as defined below) with respect to the use or disclosure of any proprietary or other information of the Company by BI, the provisions of such BI Collaboration Agreement shall prevail.

2.12                   Termination of Certain Covenants. The covenants set forth in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9 and 2.10 shall terminate and be of no further force or effect upon the consummation of an Initial Offering; provided, however, that the provisions of Section 2.4(f) regarding rights and obligations of SKB shall survive until the latest of (i) the second anniversary of the effective date of the Initial Offering, (ii) the second anniversary of the date of termination of the Research Collaboration and License Agreement, dated June 15, 2005 between SKB and the Company (the “SKB Collaboration Agreement”), and (iii) expiration of the research term of the SKB Collaboration Agreement, including the period of any extension of such term; provided further, that the provisions of Section 2.4(f) regarding rights and obligations of BI shall survive until the latest of (i) the second anniversary of the effective date of the Initial Offering, (ii) the second anniversary of the date of termination of the Research Collaboration and License Agreement, dated October 2, 2007 between BI and the Company (the “BI Collaboration

Agreement”), and (iii) expiration of the Research Term (as defined in the BI Collaboration Agreement), including the period of any extension of such term.

3.                        Miscellaneous.

3.1                                             Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Notwithstanding the foregoing, rights granted to Investors pursuant to Section 1 hereof may not be assigned unless specifically assigned in writing to transferees of such Investors in connection with a transfer of Registrable Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement

3.2                                             Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

3.3                                             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4                                             Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                                             Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally, by courier, by facsimile or by registered or certified mail, postage prepaid, addressed (i) in the case of a Common Holder to the Common Holder’s address as set forth in the signature pages hereto or such other address as a Common Holder may designate in writing from time to time; (ii) in the case of the Company, to its principal office; (iii) in the case of any Investor which is an original party to this Agreement at the address of such Investor as set forth in the records of the Company or such other address for such Investor as shall be designated in writing from time to time to such Investor; and, (iv) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent. Notices sent by facsimile shall be deemed received on the day of written confirmation of receipt of such facsimile.

3.6                                             Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                                             Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of more than two-thirds of the Registrable Securities then outstanding; provided, however, that (a) in the event that such amendment or waiver adversely affects the obligations and/or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority of the Common Stock of the Company held by the Common Holders, (b) in the event that such amendment or waiver adversely affects the obligations and/or rights of an Investor in a manner materially different than the other Investors, such amendment or waiver shall not be binding on such differently affected Investor without its written consent; and (c) the provisions of Section 2.5 may not be amended or waived so as to deprive Prospect Venture Partners, Venrock Associates, New Enterprise Associates, or Atlas Venture Fund VI, L.P. of any rights to designate directors thereunder without the consent of such affected party. Any amendment or waiver effected in accordance with this paragraph (including any waiver of the Right of First Offer by the requisite percentage set forth in this Section 3.7) shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, each Common Holder, and the Company.

3.8                                             Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9                                             Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10                                     Additional Investors. Notwithstanding Section 3.7, no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased Series D Preferred Stock pursuant to the Series D Agreement.

3.11                                      Termination of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

VITAE PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Hatfield
	Name:	Jeffrey Hatfield
	Title:	Chief Executive Officer

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

BOEHRINGER INGELHEIM INTERNATIONAL GMBH ppa.

	By:	/s/ Dr. Klaus Wilgenbus	By:	/s/ Dr. Christian Hauke
	Name:	Dr. Klaus Wilgenbus	Name:	Dr. Christian Hauke
	Title:	Head Corporate	Title:	Head Corporate
		Division Licensing		Department Law

Address:	Binger StraBe 173
55216 Ingelheim am Rhein
Germany

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fast above written.

INVESTORS:

PROSPECT VENTURE PARTNERS, L.P.

	By:	Prospect Management Co., LLC,
its General Partner

	By:	/s/ David Schnell
		Name:	David Schnell
		Title:	Managing Member

PROSPECT VENTURE PARTNERS II, L.P.

	By:	Prospect Management Co. II, LLC,
its General Partner

	By:	/s/ James Tananbaum
		Name:	James Tananbaum
		Title:	Managing Member

Address:	435 Tasso Street, Suite 200
Palo Alto, CA 94301

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

VENROCK ASSOCIATES,
by a General Partner
VENROCK ASSOCIATES III, L.P.,
by its General Partner, Venrock Management III LLC
VENROCK ENTREPRENEURS FUND III, L.P.,
by its General Partner, VEF Management III LLC

	By	/s/ Bryan Roberts
As a General Partner or Member

Address:		2494 Sand Hill Road, Suite 200
Menlo Park, CA 94025

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

NEW ENTERPRISE ASSOCIATES 10,
LIMITED PARTNERSHIP

	By:	NEA Partners 10, Limited Partnership
its General Partner

/s/ Charles W. Newhall III
	By:	General Partner
Print Name:

NEA VENTURES 2001, LIMITED
PARTNERSHIP

/s/ Pamela J. Clark
	By:	General Partner
Print Name: Pamela J. Clark

Address:	1119 St. Paul Street
Baltimore, MD 21202

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

ATLAS VENTURE FUND VI, L.P. ATLAS VENTURE ENTREPRENEURS’ FUND VI, L.P.

By:	Atlas Venture Associates VI, L.P. their general partner

By:	Atlas Venture Associates VI, Inc. its general partner

/s/ Authorized Signatory
Vice President

ATLAS VENTURE FUND VI GMBH & CO. KG

By:	Atlas Venture Associates VI, L.P. its managing limited partner

By:	Atlas Venture Associates VI, Inc. its general partner

/s/ Authorized Signatory
Vice President

Atlas Venture
890 Winter Street, Suite 320 Waltham, MA 02451

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMON HOLDERS:

PROSPECT VENTURE PARTNERS, L.P., As Nominee

	By:	Prospect Management Co., LLC,
its General Partner

	By:	/s/ David Schnell
Name: David Schnell
Title: Managing Member

PROSPECT VENTURE PARTNERS II, L.P., As Nominee

	By:	Prospect Management Co. II, LLC, its General Partner

	By:	/s/ James Tananbaum
Name: James Tananbaum
Title: Managing Member

Address:	435 Tasso Street, Suite 200
Palo Alto, CA 94301

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

BOEHRINGER INGELHEIM R&D BETEILIGUNGS GMBH

By:	/s/ Franz-Josef Goergen	By:	/s/ Dr. Christian Hauke
Name:	Franz-Josef Goergen	Name:	Dr. Christian Hauke

Title:	Head of Corporate	Title:	Head Corporate
	Division Controlling and Corporate Finance		Department Law

Address:	Binger Straße 173
55216 Ingelheim am Rhein Germany

SIGNATURE PAGE TO VITAE PHARMACEUTICALS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

INVESTORS

Allergan, Inc.

Atlas Venture Fund VI, L.P.

Atlas Venture Entrepreneurs’ Fund VI, L.P.

Atlas Venture Fund VI GMBH & Co. KG

Boehringer Ingelheim International GmbH

Boehringer Ingelheim R&D Beteiligungs GmbH

Dr. John Baldwin

Richard Baxter

Dr. David Claremon

Dr. Eugene Cordes

G&H Partners

Stuart Gordon

A. Grant Heidrich and Jeanette Y.J. Heidrich, Trustees Community Property Trust UDT 8/84

Intel Capital Corporation

Gregory Lumpkin

Lighthouse Capital Partners V, L.P. (solely for purposes of Sections 1, 2.1, 2.3, 2.5, 2.12, 2.13 and 3)

New Enterprise Associates 10, Limited Partnership

NEA Ventures 2001, Limited Partnership

Prospect Venture Partners, L.P.

Prospect Venture Partners II, L.P.

Silicon Valley Bank

SmithKline Beecham Corporation

P. Roy Vagelos

Venrock Associates

Venrock Associates III, L.P.

Venrock Entrepreneurs Fund III, L.P.

The Wellcome Trust Limited, as Trustee of The Wellcome Trust

SCHEDULE B

COMMON HOLDERS

Prospect Venture Partners, L.P., as nominee

Prospect Venture Partners II, L.P., as nominee

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